Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

Performance Chemicals achieves record quarterly sales with operating income up 44 percent

Strong sales and operating income growth in Fuel Specialties and Oilfield Services

GAAP EPS 94 cents and adjusted non-GAAP EPS of $1.15

Dividend for full year increased by 12 percent

Englewood, CO – November 2, 2021 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2021. At the same time, the Company announced that it has declared a semi-annual dividend of $0.59 per common share for the second half of 2021 which will be paid on November 24 to shareholders of record as of November 16, 2021. This brings the annual dividend to $1.16 per share, a 12 percent increase over 2020.

Total revenues for the third quarter were $376.1 million, an increase of 42 percent from $265.1 million in the corresponding period last year. Net income for the quarter was $23.4 million or 94 cents per share compared to $12.7 million or 51 cents per share a year ago. EBITDA for the quarter was $41.4 million compared to $31.5 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the third quarter was $1.15 per share, compared to 71 cents per share a year ago.

Cash generation for the quarter was impacted by an increase in working capital due to higher levels of trading and protective quantities of inventory to offset supply-chain disruption. This resulted in net cash from operating activities of $2.8 million before capital expenditures of $7.9 million. We closed the quarter with net cash of $89.2 million.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2021			Quarter ended September 30, 2020
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted share	Income before income taxes	Net income	Diluted share
Reported GAAP amounts	$30.8	$23.4	$0.94	$20.2	$12.7	$0.51

Amortization of acquired intangible assets	3.7	3.0	0.12	3.5	2.8	0.11
Foreign currency exchange losses/(gains)	1.6	1.2	0.05	(2.4)	(1.8)	(0.07)
Legacy costs of closed operations	1.1	0.9	0.04	1.1	0.9	0.04
Change in UK statutory tax rate	—	—	—	—	2.6	0.11
Adjustment of income tax provisions	—	—	—	—	0.3	0.01

	6.4	5.1	0.21	2.2	4.8	0.20

Adjusted non-GAAP amounts	$37.2	$28.5	$1.15	$22.4	$17.5	$0.71

Commenting on the third quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“Despite the extremely challenging supply chain and inflationary backdrop in the quarter, we held gross margins at historical levels and maintained an excellent standard of service for our customers. We expect these cost and supply chain headwinds to continue into 2022, and we anticipate that additional price actions may be required across all businesses as we maintain close coordination with our suppliers and customers.

Performance Chemicals again delivered excellent results with record quarterly sales and a 44 percent increase in operating income over the prior year. Gross margins and operating leverage both improved which drove an operating margin expansion. The multi-year outlook continues to be strong due to what we believe are secular shifts in consumer preferences towards clean and sustainable formulations and packaging. Our industry-leading technologies are direct enablers of those trends. The previously announced new global technology center and significant production capacity expansions are on track and expected to be online by the first quarter of 2022. Collectively these represent a material advance in our ability to support our customers’ global initiatives.

In Fuel Specialties sales continued to improve sequentially in all regions other than Asia where lingering effects of the Delta variant have slowed the economic recovery. Gross margins were slightly below our expected range due to a combination of below-average jet fuel additive demand and the timing lag of our on-going price actions. Global average diesel demand is now broadly similar to 2019 levels while jet fuel demand remains depressed due to the impact of COVID-19 related restrictions on global flight activity. We expect continued growth in both diesel and jet fuel consumption as economies fully reopen.

In Oilfield Services sequential sales, operating income and operating margin continued to improve. While our growth rate this quarter lagged behind our internal expectations, we have been disciplined with our pricing, maintained our gross margins and continue to see significant potential for operating income growth and margin expansion in the coming quarters. We believe that overall activity levels and market conditions will continue to improve and support our execution of this plan.”

Revenues in Performance Chemicals reached a quarterly record of $132.8 million, up 30 percent from $102.0 million in the third quarter last year. Volumes grew 10 percent with a positive price/mix of 19 percent and a favorable currency impact of 1 percent. Gross margins increased 1.0 percentage point from the same quarter last year to 24.5 percent. Operating income for the quarter was $17.8 million, up 44 percent from $12.4 million a year ago.

Revenues in Fuel Specialties were $156.4 million for the quarter, a 30 percent increase from $120.0 million last year. Volumes grew 17 percent with a positive price/mix of 12 percent and a favorable currency impact of 1 percent. Gross margins of 31.4 percent were slightly below our expected range and down 2.2 percentage points on the same quarter last year. Operating income for the quarter was $26.6 million, up 20 percent from $22.2 million a year ago.

Revenues in Oilfield Services for the quarter were $86.9 million, double the $43.1 million in the third quarter last year as customer activity continued to increase. Gross margins improved by 2.5 percentage points to 35.9 percent and operating income increased $7.2 million to $2.7 million.

Corporate costs for the quarter were $15.7 million, compared with $13.3 million a year ago, due mainly to higher share-based compensation accruals.

The effective tax rate for the quarter was 24.0 percent compared to 37.1 percent last year which included the adverse impact of the change in the UK tax rate. The adjusted effective tax rate was 22.3 percent compared to 23.0 percent a year ago.

For the quarter, net cash provided by operating activities was $2.8 million, adversely impacted by the increase in net working capital on sequential sales and inventory growth to offset supply-chain disruption. As of September 30, 2021, Innospec had $89.2 million in cash and cash equivalents and no debt.

Mr. Williams concluded,

“Innospec’s third quarter performance was very pleasing given the significant supply chain and inflation challenges. We believe we are well positioned to navigate the expected continuation of these conditions.

In Performance Chemicals, we recently raised our medium-term volume growth outlook from mid single to high single-digits. We expect to further step-up organic growth capital expenditures in 2022 to support increasing demand for our industry leading mild, sustainable and natural personal care and home care technologies.

In Fuel Specialties, we believe that our medium term outlook for global diesel, jet and sustainable fuel demand is for growth above 2019 levels. In the shorter-term, the on-going relaxation of travel restrictions is expected to support above average sales growth for our higher margin jet fuel additives.

In Oilfield Services, while we have delivered sequential improvements since the second quarter of last year, the rate of these improvements is below our internal expectations. We remain focused on driving further growth in operating income and margin improvement as we move through year-end and the first half of 2022.

Our balance sheet remains strong, and we believe that we have the capacity to support both our organic growth strategies and meaningful targeted acquisitions. I am delighted the Board has decided to again increase our semi-annual dividend to $0.59 bringing our dividend to $1.16 for the full year, an annual increase of 12 percent.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange losses/(gains), legacy costs of closed operations, change in the UK statutory tax rate and adjustment of income tax provisions. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1900 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including, the effects of the COVID-19 pandemic, such as its duration, its unknown long-term economic impact, measures taken by governmental authorities to address it, the effectiveness, acceptance and distributions of COVID-19 vaccines and the manner in which the pandemic may precipitate or exacerbate other risks and/or uncertainties, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Net sales	$376.1	$265.1	$1,070.2	$882.3
Cost of goods sold	(263.2)	(186.4)	(748.2)	(630.6)

Gross profit	112.9	78.7	322.0	251.7

Operating expenses:
Selling, general and administrative	(71.2)	(54.2)	(197.5)	(182.1)
Research and development	(10.3)	(7.7)	(27.9)	(24.4)
Restructuring charge	—	—	—	(21.1)
Impairment of intangible assets	—	—	—	(19.8)

Total operating expenses	(81.5)	(61.9)	(225.4)	(247.4)

Operating income	31.4	16.8	96.6	4.3
Other (loss)/income, net	(0.2)	3.8	6.2	7.8
Interest expense, net	(0.4)	(0.4)	(1.1)	(1.5)

Income before income taxes	30.8	20.2	101.7	10.6
Income taxes	(7.4)	(7.5)	(32.5)	(4.5)

Net income	$23.4	$12.7	$69.2	$6.1

Earnings per share:
Basic	$0.95	$0.52	$2.81	$0.25
Diluted	$0.94	$0.51	$2.78	$0.25

Weighted average shares outstanding (in thousands):
Basic	24,643	24,570	24,624	24,555
Diluted	24,864	24,720	24,872	24,758

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2021	2020	2021	2020
Net sales:
Fuel Specialties	$156.4	$120.0	$438.8	$374.4
Performance Chemicals	132.8	102.0	386.9	310.8
Oilfield Services	86.9	43.1	244.5	197.1

	376.1	265.1	1,070.2	882.3

Gross profit/(loss):
Fuel Specialties	49.1	40.3	144.1	116.9
Performance Chemicals	32.6	24.0	95.6	76.5
Oilfield Services	31.2	14.4	82.3	60.5
Octane Additives	—	—	—	(2.2)

	112.9	78.7	322.0	251.7

Operating income/(loss):
Fuel Specialties	26.6	22.2	78.9	59.0
Performance Chemicals	17.8	12.4	54.0	40.2
Oilfield Services	2.7	(4.5)	6.1	(9.7)
Octane Additives	—	—	—	(2.8)
Corporate costs	(15.7)	(13.3)	(42.4)	(41.5)

	31.4	16.8	96.6	45.2
Restructuring charge	—	—	—	(21.1)
Impairment of intangible assets	—	—	—	(19.8)

Total operating income	$31.4	$16.8	$96.6	$4.3

Schedule 2B

NON-GAAP MEASURES	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2021	2020	2021	2020
Net income	$23.4	$12.7	$69.2	$6.1
Interest expense, net	0.4	0.4	1.1	1.5
Income taxes	7.4	7.5	32.5	4.5
Depreciation and amortization:
Fuel Specialties	1.5	1.0	4.1	3.0
Performance Chemicals	5.2	5.3	15.9	15.4
Oilfield Services	3.1	3.2	9.3	11.8
Octane Additives	—	—	—	0.6
Corporate costs	0.4	1.4	1.3	4.0
Impairment of intangible assets	—	—	—	19.8
Impairment of tangible assets	—	—	—	2.0

EBITDA	41.4	31.5	133.4	68.7

EBITDA:
Fuel Specialties	28.1	23.2	83.0	62.0
Performance Chemicals	23.0	17.7	69.9	55.6
Oilfield Services	5.8	(1.3)	15.4	2.1
Octane Additives	—	—	—	(2.2)
Corporate costs	(15.3)	(11.9)	(41.1)	(37.5)

	41.6	27.7	127.2	80.0
Restructuring excluding impairment of tangible assets	—	—	—	(19.1)
Other (loss)/income, net	(0.2)	3.8	6.2	7.8

EBITDA	$41.4	$31.5	$133.4	$68.7

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2021	December 31, 2020
Assets

Current assets:
Cash and cash equivalents	$89.2	$105.3
Trade and other accounts receivable	302.8	221.4
Inventories	274.1	220.0
Prepaid expenses	12.3	14.9
Prepaid income taxes	3.8	4.2
Other current assets	0.8	0.4

Total current assets	683.0	566.2

Net property, plant and equipment	213.0	210.8
Operating lease right-of-use assets	33.4	40.1
Goodwill	366.0	371.2
Other intangible assets	61.9	75.3
Deferred tax assets	7.3	7.6
Pension asset	122.8	118.0
Other non-current assets	5.0	8.2

Total assets	$1,492.4	$1,397.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$137.1	$98.7
Accrued liabilities	147.6	129.8
Current portion of finance leases	—	0.5
Current portion of operating lease liabilities	13.3	11.3
Current portion of plant closure provisions	5.7	6.6
Current portion of accrued income taxes	4.6	5.5

Total current liabilities	308.3	252.4

Finance leases, net of current portion	—	0.1
Operating lease liabilities, net of current portion	20.2	28.9
Plant closure provisions, net of current portion	50.8	51.9
Accrued income taxes, net of current portion	27.8	32.4
Unrecognized tax benefits	16.4	16.0
Deferred tax liabilities	54.4	46.9
Pension liabilities and post-employment benefits	19.1	20.5
Other non-current liabilities	2.3	3.4
Equity	993.1	944.9

Total liabilities and equity	$1,492.4	$1,397.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
(in millions)	2021	2020
Cash Flows from Operating Activities

Net income	$69.2	$6.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	30.9	35.3
Impairment of intangible assets	—	19.8
Impairment of tangible assets	—	2.0
Deferred taxes	8.0	(3.3)
Non-cash movements on defined benefit pension plans	(2.4)	(3.3)
Stock option compensation	4.6	4.4
Changes in working capital	(82.6)	30.9
Movements in accrued income taxes	(3.8)	(12.9)
Movements in plant closure provisions	(1.5)	8.2
Movements in unrecognized tax benefits	0.4	(0.9)
Movements in other assets and liabilities	1.6	1.4

Net cash provided by operating activities	24.4	87.7
Cash Flows from Investing Activities

Capital expenditures	(27.4)	(21.7)
Proceeds on disposal of property, plant and equipment	0.4	—

Net cash used in investing activities	(27.0)	(21.7)
Cash Flows from Financing Activities

Non-controlling interest	0.1	0.1
Net repayment of revolving credit facility	—	(60.0)
Repayment of finance leases	(0.5)	(0.9)
Refinancing costs	—	(0.3)
Dividend paid	(14.0)	(12.8)
Issue of treasury stock	2.0	1.2
Repurchase of common stock	(0.8)	(2.1)

Net cash used in financing activities	(13.2)	(74.8)
Effect of foreign currency exchange rate changes on cash	(0.3)	(0.3)

Net change in cash and cash equivalents	(16.1)	(9.1)
Cash and cash equivalents at beginning of period	105.3	75.7

Cash and cash equivalents at end of period	$89.2	$66.6

Amortization of deferred finance costs of $0.3 million (2020 - $0.3 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.